Exhibit 99.1

Expedia, Inc. Reports Fourth Quarter and Full Year 2015 Results

BELLEVUE, WA – February 10, 2016 – Expedia, Inc. (NASDAQ: EXPE) announced financial results today for the fourth quarter and full year ended December 31, 2015.

All figures below exclude eLong and include the impact from acquisitions, unless otherwise noted.

Key Highlights

•	Room night growth accelerated to 39% year-over-year in the fourth quarter of 2015, with domestic and international room nights growing 33% and 47% year-over-year, respectively.

•	Gross bookings increased 40% and revenue increased 29% year-over-year in the fourth quarter of 2015. Foreign exchange had a negative impact of 6 percentage points on gross bookings growth and 5 percentage points on revenue growth in the fourth quarter of 2015.

•	For full year 2015, Expedia delivered $1.2 billion of Adjusted EBITDA(1) representing growth of 11% year-over year. The Paris terrorist attacks in November 2015 negatively impacted Adjusted EBITDA by an estimated $10 million to $15 million.

•	On December 15, 2015, Expedia, Inc. completed its acquisition of HomeAway, Inc., including all of its brands, capping off a year in which Expedia completed a total of over $6 billion in strategic transactions.

Inorganic Impacts

•	Inorganic impact from acquisitions added approximately 15 percentage points of room night growth, 28 points of gross bookings growth and 19 points of revenue growth in the fourth quarter of 2015.

•	For full year 2015, the consolidation of Orbitz Worldwide and HomeAway financial statements (including deal and integration costs) negatively impacted Adjusted EBITDA by approximately $39 million and Adjusted EBITDA growth by 4 percentage points.

Financial Summary & Operating Metrics ($ millions except per share amounts)

	Fourth Quarter						Full Year
	Expedia (excluding eLong)(2)			Expedia, Inc.			Expedia (excluding eLong)(2)			Expedia, Inc.
Metric	2015	Δ Y/Y		2015	Δ Y/Y		2015	Δ Y/Y		2015	Δ Y/Y
Room night growth	39%	1,149	bps	12%	(1,594	) bps	36%	1,154	bps	19%	(635	) bps
Gross bookings	$14,950	40%		$14,950	32%		$59,680	24%		$60,830	21%
Revenue	1,699	29%		1,699	25%		6,631	19%		6,672	16%
Adjusted EBITDA(1)	280	1%		280	12%		1,165	11%		1,103	8%
Operating income	29	(76%)		29	(69%)		499	(12%)		414	(20%)
Adjusted net income(1)	107	(18%)		107	(6%)		540	(1%)		497	(6%)
Adjusted EPS (1)	$0.77	(22%)		$0.77	(11%)		$4.02	(1%)		$3.70	(6%)
Net income (loss) attributable to the Company	(13)	(114%)		(13)	(119%)		415	(2%)		764	92%
Diluted EPS				$(0.09)	(119%)					$5.70	91%
Free cash flow(1)				(335)	16%					581	(44%)

(1)	“Adjusted EBITDA” (Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization), “Adjusted net income,” “Adjusted EPS” and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” on pages 14-18 herein for an explanation and reconciliations of non-GAAP measures used throughout this release.
(2)	Expedia sold its ownership interest in eLong, Inc. on May 22, 2015 and eLong is excluded from our results from that point forward. Expedia (excluding eLong) measures are non-GAAP measures as they also exclude eLong, Inc. results prior to May 22, 2015. Please see “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” on pages 14-18 herein for an explanation and reconciliations of these non-GAAP measures. The classification of certain revenue and expense items as well as foreign exchange rates used for reporting purposes may result in immaterial differences between the above reported amounts and eLong, Inc.’s standalone results.

Please refer to the Glossary in the Quarterly Results section on Expedia’s investor relations website for definitions of the business and financial terms discussed within this release.

Discussion of Results

The results include Expedia.com® (“Brand Expedia”), Hotels.com®, Hotwire.com®, Expedia® Affiliate Network (“EAN”), Classic Vacations®, Expedia Local Expert®, Expedia® CruiseShipCenters®, Egencia®, eLong (through May 22, 2015 unless otherwise noted), Venere® Net SpA, trivago GmbH (“trivago®”), Wotif.com® Holdings Limited (“Wotif Group”), Travelocity®, Orbitz Worldwide, Inc. (“Orbitz® Worldwide”), AirAsia Expedia™, CarRentals.com™ and HomeAway®, in addition to the related international points of sale.

The results include the impact of the strategic marketing agreement with Travelocity launched during the fourth quarter of 2013 and the subsequent acquisition of Travelocity in January 2015, results of Wotif Group following the acquisition by Expedia in November 2014, results of AirAsia Expedia following Expedia’s purchase of an additional 25% equity interest in the joint venture in March 2015, results of Orbitz Worldwide following the acquisition by Expedia in September 2015, as well as results of HomeAway following the acquisition by Expedia in December 2015. The impact from acquisitions noted below excludes Travelocity due to the previously implemented commercial agreement. Unless otherwise noted, all comparisons below are versus the fourth quarter and full year 2014.

Due to Expedia’s sale of its eLong ownership stake in May 2015, all discussion below refers to results for Expedia, Inc. excluding eLong unless otherwise noted.

Impact of Recent Major Acquisitions (including deal and integration costs)

The recently completed acquisitions by Expedia of Orbitz Worldwide and HomeAway have had significant impact on Expedia’s financial and operating metrics. The table below provides a summary of impacts from these two acquisitions (including deal and integration costs) on the fourth quarter and full year 2015 results in order to allow for a more consistent comparison with prior periods.

Fourth Quarter
Metric ($ millions)	Expedia (excluding eLong)	Orbitz Worldwide	HomeAway	Expedia (excluding eLong, Orbitz & HomeAway)
	2015	2015	2015	2015	2014	Δ
Room night growth	39%	NM	NM	31%	28%	306	bps
Gross bookings	$14,950	$2,428	$—	$12,522	$10,657	17%
Revenue	1,699	177	20	1,501	1,319	14%
Adjusted EBITDA*	280	1	(14)	292	277	6%

Full Year
Metric ($ millions)	Expedia (excluding eLong)	Orbitz Worldwide	HomeAway	Expedia (excluding eLong, Orbitz & HomeAway)
	2015	2015	2015	2015	2014	Δ
Room night growth	36%	NM	NM	34%	24%	925	bps
Gross bookings	$59,680	$2,849	$—	$56,831	$48,018	18%
Revenue	6,631	196	20	6,415	5,585	15%
Adjusted EBITDA*	1,165	(25)	(14)	1,204	1,052	15%

*	Adjusted EBITDA is a non-GAAP measure. See pages 14-18 below for a description and reconciliation to the corresponding GAAP measure.

Note: Some numbers may not add due to rounding. In addition to the above, reported results also include impacts from the acquisitions of Wotif Group and AirAsia Expedia Joint Venture.

Gross Bookings & Revenue (excluding eLong)

Gross Bookings by Segment (In millions)

	Fourth Quarter				Full Year
	2015	2014	Δ$	Δ%	2015	2014	Δ$	Δ%
Core OTA	$13,563	$9,431	$4,132	44%	$54,252	$42,869	$11,383	27%
Egencia	1,387	1,226	161	13%	5,427	5,149	278	5%

Expedia (excluding eLong)	$14,950	$10,657	$4,293	40%	$59,680	$48,018	$11,661	24%
eLong	—	650	(650)	(100%)	1,151	2,429	(1,278)	-53%

Total	$14,950	$11,307	$3,643	32%	$60,830	$50,447	$10,384	21%

Note: Some numbers may not add due to rounding.

For the fourth quarter of 2015, total gross bookings increased 40% (including a negative 6 percentage points of foreign exchange impact), driven primarily by 28 percentage points of inorganic impact from acquisitions, as well as growth in the Core OTA business, including strong performance at Brand Expedia and Hotels.com. Domestic gross bookings increased 50% and international gross bookings increased 26% (including a negative 13 percentage points of foreign exchange impact). International bookings totaled $5.3 billion and accounted for 36% of worldwide bookings, compared with 40% in the fourth quarter of 2014.

For the full year 2015, total gross bookings increased 24% (including a negative 6 percentage points of foreign exchange impact), driven primarily by 11 percentage points of inorganic impact from acquisitions, as well as growth in the Core OTA business, including strong performance at Brand Expedia and Hotels.com. Domestic gross bookings increased 26% and international gross bookings increased 21% (including a negative 17 percentage points of foreign exchange impact). International bookings totaled $22.3 billion and accounted for 37% of worldwide bookings, compared with 38% in the prior year. The decrease in international gross bookings mix was primarily due to the acquisition of Orbitz Worldwide, which bolstered domestic gross bookings for both the fourth quarter and the full year 2015.

Revenue by Segment (In millions)

	Fourth Quarter				Full Year
	2015	2014	Δ$	Δ%	2015	2014	Δ$	Δ%
Core OTA	$1,505	$1,159	$346	30%	$5,877	$4,905	$972	20%
trivago	110	87	23	27%	548	414	134	32%
Egencia	107	100	7	7%	400	400	0	0%
HomeAway	20	—	20	NM	20	—	20	NM
Intercompany Eliminations	(44)	(27)	(16)	(59%)	(215)	(133)	(82)	(61%)

Expedia (excluding eLong)	$1,699	$1,318	$380	29%	$6,631	$5,585	$1,045	19%
eLong	—	38	(38)	(100%)	42	178	(136)	(77%)

Total	$1,699	$1,356	$343	25%	$6,672	$5,763	$909	16%

Note: Some numbers may not add due to rounding.

For the fourth quarter of 2015, total revenue increased 29% (including a negative 5 percentage points of foreign exchange impact), driven primarily by 19 percentage points of inorganic impact from acquisitions, growth in the Core OTA business, including strong performance at Brand Expedia, Hotels.com and EAN, as well as at trivago. Domestic revenue increased 34% and international revenue increased 22% (including a negative 9 percentage points of foreign exchange impact). International revenue equaled $721 million, representing 42% of worldwide revenue, compared to 45% in the fourth quarter of 2014.

For the full year 2015, total revenue increased 19% (including a negative 9 percentage points of foreign exchange impact), driven primarily by 8 percentage points of inorganic impact from acquisitions, growth in the Core OTA business, including strong performance at Brand Expedia, Hotels.com and EAN, as well as at trivago. Domestic revenue increased 22% and international revenue increased 15% (including a negative 16 percentage points of foreign exchange impact). International revenue equaled $2.9 billion, representing 44% of worldwide revenue, compared to 45% in the prior year. The decrease in international revenue mix was primarily due to the acquisition of Orbitz Worldwide, which bolstered domestic revenue for both the fourth quarter and the full year 2015.

Product & Services Detail (excluding eLong) – Fourth Quarter 2015

As a percentage of total worldwide revenue in the fourth quarter of 2015, hotel accounted for 67%, air accounted for 10%, advertising and media accounted for 8% and all other revenues accounted for the remaining 15%.

Hotel revenue increased 24% in the fourth quarter of 2015 on a 39% increase in room nights stayed driven by the inorganic impact of acquisitions as well as the healthy growth in Brand Expedia and Hotels.com, partially offset by an 11% decrease in revenue per room night. Revenue per room night decreased primarily due to deliberate margin reductions aimed at expanding the size and availability of the global hotel supply portfolio, an unfavorable foreign exchange translation impact, as well as increased promotional activities such as growing loyalty programs, partially offset by a favorable book-to-stay impact. Revenue per room night is expected to continue to decrease year-over-year in 2016. Average daily room rates (“ADRs”) decreased 5% year-over-year in the fourth quarter of 2015, primarily due to an unfavorable foreign exchange translation impact. Acquisitions added approximately 14 percentage points of inorganic hotel revenue growth and 15 percentage points of room night growth for the quarter.

Air revenue increased 61% in the fourth quarter of 2015 on a 70% increase in air tickets sold, partially offset by a 5% decrease in revenue per ticket. Acquisitions added approximately 55 percentage points of inorganic air revenue growth and 48 percentage points of air ticket growth for the quarter.

Advertising and media revenue increased 22% in the fourth quarter of 2015 due to continued growth in Expedia® Media Solutions and trivago. All other revenue increased 37% in the fourth quarter of 2015 primarily on growth in car rental and travel insurance products.

Product & Services Detail (excluding eLong) – Full Year 2015

As a percentage of total worldwide annual revenue, hotel accounted for 69%, advertising and media accounted for 9%, air accounted for 8% and all other revenues accounted for the remaining 14%.

Hotel revenue increased 17% in 2015 on a 36% increase in room nights stayed driven by the inorganic impact of acquisitions as well as the healthy growth in Hotels.com and Brand Expedia, partially offset by a 14% decrease in revenue per room night. Revenue per room night decreased primarily due to deliberate margin reductions aimed at expanding the size and availability of the global hotel supply portfolio, an unfavorable foreign exchange impact, both in translation and in book-to-stay, as well as increased promotional activities such as growing loyalty programs. ADRs decreased 5% year-over-year in 2015, primarily due to an unfavorable foreign exchange translation impact. Acquisitions added approximately 7 percentage points of inorganic hotel revenue growth and 9 percentage points of room night growth for the year.

Air revenue increased 25% in 2015 on a 35% increase in air tickets sold, partially offset by a 7% decrease in revenue per ticket. Acquisitions added approximately 19 percentage points of inorganic air revenue growth and 16 percentage points of air ticket growth for the year.

Advertising and media revenue increased 20% in 2015 due to continued growth in Expedia Media Solutions and trivago. All other revenue increased 21% in 2015 primarily on growth in car rental and travel insurance products.

Adjusted Expenses – Expedia (excluding eLong)

	Costs and Expenses			As a % of Revenue
	Three months ended December 31,			Three months ended December 31,
	2015	2014	Δ%	2015	2014	Δbps
	($ in millions)
Adjusted cost of revenue *	$324	$255	27%	19.1%	19.4%	(28)
Adjusted selling and marketing *	775	584	33%	45.6%	44.3%	132
Adjusted technology and content *	170	115	48%	10.0%	8.7%	130
Adjusted general and administrative *	158	102	55%	9.3%	7.8%	157

Total adjusted costs and expenses	$1,428	$1,057	35%	84.0%	80.1%	391

Total depreciation	96	69	39%	5.6%	5.2%	42
Total stock based compensation	44	16	176%	2.6%	1.2%	138

Total costs and expenses	$1,567	$1,141	37%	92.3%	86.6%	571

	Costs and Expenses			As a % of Revenue
	Twelve months ended December 31,			Twelve months ended December 31,
	2015	2014	Δ%	2015	2014	Δbps
	($ in millions)
Adjusted cost of revenue *	$1,224	$1,088	13%	18.5%	19.5%	(101)
Adjusted selling and marketing *	3,282	2,662	23%	49.5%	47.7%	185
Adjusted technology and content *	528	431	22%	8.0%	7.7%	24
Adjusted general and administrative *	474	362	31%	7.1%	6.5%	66

Total adjusted costs and expenses	$5,509	$4,543	21%	83.1%	81.3%	174

Total depreciation	333	259	29%	5.0%	4.6%	39
Total stock based compensation	159	69	131%	2.4%	1.2%	117

Total costs and expenses	$6,002	$4,872	23%	90.5%	87.2%	330

*	Adjusted EBITDA is a non-GAAP measure. See pages 14-18 below for a description and reconciliation to the corresponding GAAP measure.

Note: Some numbers may not add due to rounding.

Adjusted Cost of Revenue

•	For the fourth quarter of 2015, total adjusted cost of revenue increased 27%, compared to the fourth quarter of 2014, due to $35 million more in customer operations expenses, $18 million more in data center and other costs, as well as $16 million more in credit card processing costs, primarily due to an increase in transaction volumes.

•	For the full year 2015, total adjusted cost of revenue increased 13%, compared to the prior year, due to $54 million more in customer operations expenses, $46 million more in data center and other costs, as well as $36 million more in credit card processing costs, primarily due to an increase in transaction volumes (offset by a decrease in fraud and chargeback expenses).

•	Acquisitions contributed approximately 19 and 9 percentage points of inorganic growth to adjusted cost of revenue growth during the fourth quarter and full year 2015, respectively.

Adjusted Selling and Marketing

•	For the fourth quarter of 2015, total adjusted selling and marketing expense increased 33%, compared to the fourth quarter of 2014, due to a $152 million or 34% increase in direct costs, including online and offline marketing expenses. Brand Expedia, trivago, Hotwire and Hotels.com accounted for a majority of the total increase in direct selling and marketing expenses in the fourth quarter of 2015.

•	For the fourth quarter of 2015, indirect costs increased $39 million or 29%, primarily driven by additional personnel due to an accelerated pace of hiring in the lodging supply organization. As a percentage of total adjusted selling and marketing, indirect costs represented 22% in the fourth quarter of 2015, down from 23% in the fourth quarter of 2014.

•	For the full year 2015, total adjusted selling and marketing expense increased 23%, compared to prior year, due to $518 million or 24% increase in direct costs, including online and offline marketing expenses. Brand Expedia, trivago, Hotels.com and Hotwire accounted for a majority of the total increase in direct selling and marketing expenses in 2015.

•	For the full year 2015, indirect costs increased $103 million, primarily driven by additional personnel due to an accelerated pace of hiring in the lodging supply organization. As a percentage of total selling and marketing, indirect costs represented 18% in 2015, down from 19% in the prior year.

•	Acquisitions contributed approximately 21 and 8 percentage points of inorganic growth to adjusted selling and marketing growth during the fourth quarter and full year 2015, respectively.

Adjusted Technology and Content

•	For the fourth quarter of 2015, total adjusted technology and content expense increased 48%, compared to the fourth quarter of 2014, primarily due to $45 million more in personnel and overhead costs, net of capitalized salary costs, to support key technology projects primarily for the corporate technology function and Brand Expedia, as well as a $10 million increase in direct costs to support the growth of the technology platforms.

•	For the full year 2015, total adjusted technology and content expense increased 22%, compared to prior year, primarily due to $72 million more in personnel and overhead costs, net of capitalized salary costs, to support key technology projects primarily for the corporate technology function and Brand Expedia, as well as a $25 million increase in direct costs to support the growth of the technology platforms.

•	Acquisitions contributed approximately 27 and 10 percentage points of inorganic growth to adjusted technology and content growth during the fourth quarter and full year 2015, respectively.

Adjusted General and Administrative

•	For the fourth quarter of 2015, total adjusted general and administrative expense increased 55%, compared to the fourth quarter of 2014, primarily due to a $28 million increase in consulting and legal fees related to the heightened M&A activity for the quarter, as well as a $28 million increase in personnel costs.

•	For the full year 2015, total adjusted general and administrative expense increased 31%, compared to prior year, primarily due to a $61 million increase in consulting and legal fees related to the heightened M&A activity for the year, as well as a $51 million increase in personnel costs.

•	Acquisitions contributed approximately 40 and 19 percentage points of inorganic growth to adjusted general and administrative growth during the fourth quarter and full year 2015, respectively.

Depreciation Expense

Depreciation expense increased $27 million or 39% to $96 million in the fourth quarter of 2015 and $74 million or 29% to $333 million in 2015, primarily due to increased expenses related to previously capitalized software development costs for completed technology projects which have been placed into service as well as investments in the corporate technology infrastructure. Depreciation expense is expected to continue to increase as additional projects are completed.

Stock-Based Compensation Expense

Stock-based compensation expense increased $28 million or 176% to $44 million in the fourth quarter of 2015 and $90 million or 131% to $159 million in 2015, primarily due to the acceleration of stock-based awards related to the acquisitions of Orbitz Worldwide and HomeAway, as well as increases in the overall and executive stock-based compensation.

Adjusted EBITDA*

Adjusted EBITDA by Segment (In millions)

	Fourth Quarter				Full Year
	2015	2014	Δ$	Δ%	2015	2014	Δ$	Δ%
Core OTA	$407	$359	$48	13%	$1,600	$1,387	$213	15%
trivago	16	14	2	14%	3	4	(1)	(27%)
Egencia	10	11	(0)	(2%)	68	61	7	12%
HomeAway	4	—	4	NM	4	—	4	NM
Unallocated Overhead Costs	(158)	(107)	(50)	(47%)	(510)	(401)	(109)	(27%)

Expedia (excluding eLong)	$280	$277	$3	1%	$1,165	$1,051	$114	11%
eLong	—	(27)	27	NM	(62)	(27)	(36)	NM

Total	$280	$250	$30	12%	$1,103	$1,025	$78	8%

*	Adjusted EBITDA is a non-GAAP measure. See pages 14-18 below for a description and reconciliation to the corresponding GAAP measure.

Note: Some numbers may not add due to rounding.

For the fourth quarter of 2015, Adjusted EBITDA (excluding eLong) increased 1% compared to the fourth quarter of 2014. Core OTA Adjusted EBITDA increased 13% in the fourth quarter of 2015, driven primarily by Hotels.com, Travelocity, EAN, Wotif Group and Brand Expedia, partially offset by Hotwire. Consolidation of the HomeAway and Orbitz Worldwide financial statements (including related deal and integration costs) reduced fourth quarter 2015 Expedia (excluding eLong) Adjusted EBITDA growth by 4 percentage points.

For the full year 2015, Adjusted EBITDA (excluding eLong) increased 11% compared to 2014. Core OTA Adjusted EBITDA increased 15% in 2015, driven primarily by Hotels.com, Brand Expedia, EAN, Travelocity and Wotif Group, partially offset by Hotwire. Consolidation of the HomeAway and Orbitz Worldwide financial statements (including related deal and integration costs) reduced 2015 Expedia (excluding eLong) Adjusted EBITDA growth by 4 percentage points.

In addition, the Paris terrorist attacks in November 2015 negatively impacted Adjusted EBITDA by an estimated $10 million to $15 million and Adjusted EBITDA growth by approximately 4 to 5 percentage points for the fourth quarter of 2015 and 1 percentage point for the full year 2015.

Legal reserves, occupancy tax and other

During 2015, we received a refund of prepaid pay-to-play payments of $132 million from the State of Hawaii in connection with the general excise tax litigation. In addition, during 2015, we recorded a $24 million benefit in legal reserves, occupancy tax and other for the recovery of costs related to occupancy tax litigation matters. These gains were partially offset by charges for changes in our reserve related to hotel occupancy and other taxes. During 2014, we recognized approximately $25.5 million related to monies paid in advance of litigation in the San Francisco occupancy tax proceedings.

Restructuring and Related Reorganization Charges

In connection with the migration of technology platforms and centralization of technology, supply and other operations, primarily related to acquisition integrations including Orbitz Worldwide and the Wotif Group, we recognized $23 million in restructuring and related reorganization charges during the three months ended December 31, 2015 and $105 million during 2015. The charges were primarily related to employee severance and benefits related to the Orbitz integration and represent estimated severance amounts under pre-existing written plans and contracts Orbitz had with its employees, as well as stock-compensation charges of $33 million for acceleration of replacement awards pursuant to certain of these agreements. We expect to incur approximately $30 million to $40 million of additional restructuring costs in 2016 related to these integrations.

In conjunction with the migration of technology platforms and centralization of technology, supply and other operations primarily related to acquisition integration including Wotif Group, we recognized $26 million in restructuring charges during the fourth quarter ended December 31, 2014. These charges were primarily related to severance and related benefits as well as an Australian stamp duty tax that is payable to certain Australian jurisdictions related to business restructuring events.

Interest and Other

Consolidated interest income decreased $4 million or 65% in the fourth quarter of 2015 and $11 million or 39% in 2015, compared to the prior year periods, primarily due to lower invested balances and lower rates of return for the fourth quarter and lower rates of return for full year 2015. Lower investment balances in the fourth quarter of 2015 were the result of acquisition activity including Orbitz Worldwide and HomeAway. Lower rates of return were due to a shift out of higher-yielding currencies due to the sale of eLong and funding U.S. dollar denominated acquisitions, as well as lower market rates in certain currencies. Consolidated interest expense increased $8 million or 28% in the fourth quarter of 2015 and $28 million or 29% in 2015, primarily due to higher long-term debt balances.

Consolidated other, net was a loss of $1 million in the fourth quarter of 2015, compared to a gain of $15 million in the fourth quarter of 2014. The gain in the fourth quarter of 2014 was primarily related to foreign exchange hedging. Consolidated other, net was a gain of $113 million in 2015, compared to a gain of $18 million in 2014. The gain in 2015 was primarily related to a noncontrolling interest basis adjustment related to the acquisition of a majority stake in the AirAsia joint venture, as well as impacts from foreign exchange. The gain in 2014 was primarily related to income from joint ventures as well as foreign exchange. Foreign currency rate fluctuations negatively impacted fourth quarter and full year 2015 revenue growth rates reflecting depreciation in certain foreign currencies compared to the prior year periods. Expedia’s revenue hedging program is designed to offset the book-to-stay impact on merchant hotel revenue. Expedia includes any realized gains or losses from the revenue hedging program in the calculation of Adjusted EBITDA.

Income Taxes

The consolidated effective tax rate on GAAP pre-tax income was (117%) and 22% for the fourth quarter and full year 2015, respectively, compared with 36% and 20% in the prior year periods. The change in the effective tax rate for the fourth quarter of 2015 compared to the fourth quarter of 2014 was primarily due to certain non-deductible items in both periods, as well as reserves for uncertain tax positions recorded in the fourth quarter of 2015. For the fourth quarter of 2015, taxes are measured against a pretax loss resulting in a negative tax rate. The change in the effective tax rate for 2015 compared to 2014 is primarily due to the effective tax rate on the gain on the sale of eLong during 2015, and the release of liabilities related to uncertain tax positions in 2014. In addition to these factors, our effective tax rate for 2015 was lower than the 35% federal statutory rate due to earnings in foreign jurisdictions outside of the United States, predominately Switzerland, where our statutory income tax rate is lower, as well as the effective tax rate on the gain on the sale of eLong. The effective tax rate on pre-tax adjusted net income (“ANI”) was 24% and 25% for the fourth quarter and full year 2015, respectively, compared with 33% and 25% in the prior year period. The change in the ANI rate for the fourth quarter of 2015 compared to 2014 is primarily due to the tax treatment of certain losses in foreign jurisdictions for which we did not record a tax benefit in 2014. The ANI effective tax rate for 2015 was essentially consistent with the prior year period.

Balance Sheet, Cash Flows and Capitalization

Cash, cash equivalents, restricted cash and short-term investments totaled $1.7 billion at December 31, 2015. For the year ended December 31, 2015, consolidated net cash provided by operating activities was $1.4 billion and consolidated free cash flow totaled $581 million. Both measures include $525 million from net changes in operating assets and liabilities, primarily driven by an increase in deferred merchant bookings. For the three months ended December 31, 2015, consolidated free cash flow decreased $47 million, compared to the prior year period, primarily due to increased capital expenditures driven by investments in the corporate technology infrastructure, real estate projects and capitalized labor increases. For the year ended December 31, 2015, consolidated free cash flow decreased $458 million, compared to the prior year period, primarily due to increased capital expenditures driven by the acquisition of Expedia’s future corporate headquarters for $229 million, investments in the corporate technology infrastructure, capitalized labor increases and other real estate projects.

Long-term debt totaled $3.2 billion at December 31, 2015 consisting of $746 million, net of discount, in 5.0% senior notes due 2026; $497 million, net of discount, in 4.5% senior notes due 2024; $707 million, net of discount, in 2.5% (€650 million) senior notes due 2022; $750 million, net of discount, in 5.95% senior notes due 2020 and $500 million in 7.456% senior notes due 2018. In addition, as of December 31, 2015, Expedia had a $1 billion unsecured revolving credit facility which was essentially untapped. Subsequent to year-end, Expedia increased the facility to $1.5 billion and extended the term through January 2021.

At December 31, 2015, Expedia, Inc. had stock-based awards outstanding representing approximately 18.5 million shares of Expedia common stock, consisting of options to purchase approximately 17.1 million common shares with a $71.77 weighted average exercise price and weighted average remaining life of 4.9 years, and approximately 1.4 million restricted stock units (“RSUs”).

During 2015, Expedia, Inc. repurchased 0.5 million shares of Expedia, Inc. common stock for an aggregate purchase price of $45 million excluding transaction costs (an average of $85.27 per share). As of December 31, 2015, there were approximately 11.2 million shares remaining under the April 2012 and the February 2015 repurchase authorizations.

On December 10, 2015, Expedia, Inc. paid a quarterly dividend of $31 million ($0.24 per common share). In addition, on February 8, 2016, the Executive Committee of Expedia’s Board of Directors declared a cash dividend of $0.24 per share of outstanding common stock to be paid to stockholders of record as of the close of business on March 10, 2016, with a payment date of March 30, 2016. Based on current shares outstanding, the total payment for this quarterly dividend is estimated to be approximately $36 million. Future declaration of dividends and the establishment of future record and payment dates are subject to the final determination of Expedia’s Board of Directors.

Recent Highlights

Core OTA

•	Brand Expedia launched a local-language site in China, the brand’s 33rd country; Expedia Australia celebrated its 10th anniversary.

•	Brand Expedia expanded its Expedia+ rewards “Travel with Points” option, which now enables members in Canada, Australia and New Zealand to redeem earned points toward merchant hotel purchases.

•	Expedia won the award for World’s Leading Online Travel Agency at the 2015 World Travel Awards, and Glassdoor UK recognized Expedia as its #1 Best Place to Work in 2016.

•	Hotels.com amassed nearly 20 million cumulative genuine guest reviews, verified as being written by guests that booked through the site and stayed at the properties.

•	In the fourth quarter, activations of Hotels.com gift cards increased more than 230% year over year. Additionally, Hotels.com signed gift card partnership distribution agreements with Goyoda AB; Loyalty Source; Manna Group Scrip Company; SVM Global; SVM, LP; Tribit iVouchers and UnitedScrip.

•	The Hotwire mobile app was named one of the “Best Apps for Booking Travel” by CNET and both the Expedia and Hotwire apps were named in the “Top 10 Best Car Rental Apps” for Android by AndroidHeadlines. Expedia added the car rental platform to its Windows phone app.

•	EAN entered into agreements to power online hotel bookings for Hotelplan Suisse, one of the largest Swiss tour operators, and eSKY, one of Poland’s largest OTAs, and to provide technology solutions and access to global hotel content for Nirvana Travel and Tourism, a leading Abu Dhabi-based tour operator.

•	Orbitz Rewards, with nearly 6 million members, celebrated its second anniversary and has saved loyalty members over $45 million since its launch.

trivago

•	trivago has remained on its strong growth track, growing its standalone revenue by 32% year-over-year in 2015, with foreign exchange negatively impacting the growth rate by 25 percentage points. At the same time, trivago has continued to invest profits from established markets into newer, growth markets. Markets outside of trivago’s 16 most mature European markets contributed approximately 48% of total revenue in 2015, compared with 14% two years ago.

•	trivago has continued aggressive efforts to build direct relationships with hoteliers. Since launching the paid premium subscription of trivago Hotel Manager ‘PRO’ locally in 2015, trivago has on-boarded approximately 15,000 independent hoteliers in Europe alone.

Egencia

•	As part of the larger Orbitz Worldwide integration project, Egencia successfully migrated its first Orbitz for Business customers to the Egencia technology platform.

•	In addition, Egencia completed its migration of clients from VIA Egencia to the Egencia technology platform. The migration included four countries, four languages, more than 2,700 clients and €600 million in gross bookings. In January 2016, VIA Egencia rebranded to Egencia.

•	Egencia expanded its global reach by launching a localized Egencia site in Singapore in December 2015 and announced plans to open and expand call centers in Europe, including locations in Lyon, Glasgow and Dublin.

HomeAway

•	In December 2015, Expedia, Inc. completed its acquisition of HomeAway, Inc., including all of its brands.

Expedia, Inc.

•	During the fourth quarter of 2015, Expedia added more than 18,000 directly contracted properties to its global supply portfolio, offset by the removal of nearly 20,000 indirect or third-party properties. Expedia hotel count now stands at approximately 269,000 properties available on Expedia, Inc. sites.

•	Expedia, Inc. renewed supply agreements with a number of airlines, including Delta Air Lines and Hainan Airlines.

•	Expedia, Inc. announced a connectivity partnership with SilverRail, to help power the company’s global entrance into the rail market in 2016.

EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for per share data)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
Revenue	$1,698,567	$1,355,978	$6,672,317	$5,763,485

Costs and expenses:
Cost of revenue (1) (2)	338,493	284,253	1,309,559	1,179,081
Selling and marketing (1) (2)	788,936	624,214	3,381,086	2,808,329
Technology and content (1) (2)	250,570	181,350	830,244	686,154
General and administrative (1) (2)	185,954	118,789	573,913	425,373
Amortization of intangible assets	80,343	24,340	163,665	79,615
Legal reserves, occupancy tax and other	1,924	2,696	(104,587)	41,539
Restructuring and related reorganization charges (1)	22,870	25,630	104,871	25,630

Operating income	29,477	94,706	413,566	517,764

Other income (expense):
Interest income	2,292	6,532	16,695	27,288
Interest expense	(36,427)	(28,406)	(126,195)	(98,089)
Gain on sale of business	—	—	508,810	—
Other, net	(1,275)	15,164	113,086	17,678

Total other income (expense), net	(35,410)	(6,710)	512,396	(53,123)

Income (loss) before income taxes	(5,933)	87,996	925,962	464,641
Provision for income taxes	(6,953)	(31,717)	(203,214)	(91,691)

Net income (loss)	(12,886)	56,279	722,748	372,950
Net loss attributable to noncontrolling interests	348	9,690	41,717	25,147

Net income (loss) attributable to Expedia, Inc.	$(12,538)	$65,969	$764,465	$398,097

Earnings (loss) per share attributable to Expedia, Inc. available to common stockholders:
Basic	$(0.09)	$0.52	$5.87	$3.09
Diluted	(0.09)	0.50	5.70	2.99

Shares used in computing earnings (loss) per share:
Basic	134,128	127,683	130,159	128,912
Diluted	134,128	131,639	134,018	133,168
Dividends declared per common share	$0.24	$0.18	$0.84	$0.66

(1) Includes stock-based compensation as follows:
Cost of revenue	$1,721	$731	$5,307	$3,921
Selling and marketing	9,274	4,269	33,164	18,067
Technology and content	7,361	4,208	26,766	22,100
General and administrative	22,157	7,664	80,082	40,923
Restructuring and related reorganization charges	3,519	—	32,749	—
(2) Includes depreciation as follows:
Cost of revenue	$12,753	$9,838	$45,451	$35,392
Selling and marketing	4,335	2,025	11,754	7,782
Technology and content	73,320	56,372	265,100	214,262
General and administrative	5,394	2,421	14,375	8,381

EXPEDIA, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$1,676,299	$1,402,700
Restricted cash and cash equivalents	11,324	34,888
Short-term investments	33,739	355,780
Accounts receivable, net of allowance of $27,035 and $13,760	1,082,406	778,334
Deferred income taxes	—	169,269
Income taxes receivable	13,805	17,161
Prepaid expenses and other current assets	161,188	166,357

Total current assets	2,978,761	2,924,489
Property and equipment, net	1,064,259	553,126
Long-term investments and other assets	658,439	286,882
Deferred income taxes	15,458	10,053
Intangible assets, net	2,793,954	1,290,087
Goodwill	7,992,941	3,955,901

TOTAL ASSETS	$15,503,812	$9,020,538

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$1,329,870	$1,188,483
Accounts payable, other	485,557	361,382
Deferred merchant bookings	2,337,037	1,761,258
Deferred revenue	235,809	62,206
Income taxes payable	68,019	59,661
Accrued expenses and other current liabilities	1,469,725	753,625

Total current liabilities	5,926,017	4,186,615
Long-term debt	3,201,277	1,746,787
Deferred income taxes	473,841	452,958
Other long-term liabilities	314,432	180,376

Commitments and contingencies
Redeemable noncontrolling interests	658,478	560,073

Stockholders’ equity:
Common stock $.0001 par value	22	20
Authorized shares: 1,600,000
Shares issued: 220,383 and 196,802
Shares outstanding: 137,459 and 114,267
Class B common stock $.0001 par value	1	1
Authorized shares: 400,000
Shares issued and outstanding: 12,800 and 12,800
Additional paid-in capital	8,696,508	5,921,140
Treasury stock - Common stock, at cost	(4,054,909)	(3,998,120)
Shares: 82,924 and 82,535
Retained earnings	507,666	—
Accumulated other comprehensive income (loss)	(284,894)	(138,774)

Total Expedia, Inc. stockholders’ equity	4,864,394	1,784,267
Non-redeemable noncontrolling interest	65,373	109,462

Total stockholders’ equity	4,929,767	1,893,729

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$15,503,812	$9,020,538

EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year ended December 31,
	2015	2014
Operating activities:
Net income	$722,748	$372,950
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	336,680	265,817
Amortization of stock-based compensation	178,068	85,011
Amortization of intangible assets	163,665	79,615
Deferred income taxes	(21,635)	(79,031)
Foreign exchange (gain) loss on cash, cash equivalents and short-term investments, net	88,528	79,410
Realized (gain) loss on foreign currency forwards	(54,226)	5,481
Gain on sale of business	(508,810)	—
Noncontrolling interest basis adjustment	(77,400)	—
Other	15,865	8,966
Changes in operating assets and liabilities, net of effects from acquisitions and disposals:
Accounts receivable	(198,262)	(157,957)
Prepaid expenses and other current assets	97,701	(65,203)
Accounts payable, merchant	97,248	110,603
Accounts payable, other, accrued expenses and other current liabilities	194,458	271,454
Tax payable/receivable, net	39,776	39,971
Deferred merchant bookings	299,534	331,133
Deferred revenue	(5,893)	18,739

Net cash provided by operating activities	1,368,045	1,366,959

Investing activities:
Capital expenditures, including internal-use software and website development	(787,041)	(328,387)
Purchases of investments	(521,329)	(1,194,210)
Sales and maturities of investments	410,923	1,162,557
Acquisitions, net of cash acquired	(2,063,649)	(560,668)
Proceeds from sale of business, net of cash divested and disposal costs	523,882	—
Net settlement of foreign currency forwards	54,226	(5,481)
Other, net	11,728	1,932

Net cash used in investing activities	(2,371,260)	(924,257)

Financing activities:
Proceeds from issuance of long-term debt, net of issuance costs	1,441,860	492,894
Purchases of treasury stock	(60,546)	(537,861)
Proceeds from issuance of treasury stock	22,575	20,404
Payment of dividends to stockholders	(108,527)	(84,697)
Proceeds from exercise of equity awards and employee stock purchase plan	97,716	108,121
Excess tax benefit on equity awards	90,855	58,156
Withholding taxes for stock option exercises	(85,033)	—
Other, net	5,299	(8,868)

Net cash provided by financing activities	1,404,199	48,149

Effect of exchange rate changes on cash and cash equivalents	(127,385)	(109,184)

Net increase in cash and cash equivalents	273,599	381,667
Cash and cash equivalents at beginning of year	1,402,700	1,021,033

Cash and cash equivalents at end of year	$1,676,299	$1,402,700

Supplemental cash flow information
Cash paid for interest	$109,507	$87,555
Income tax payments, net	96,834	70,339

Expedia, Inc. (excluding eLong)

Trended Metrics

(All figures in millions)

•	The following metrics are intended as a supplement to the financial statements found in this release and in our filings with the SEC. In the event of discrepancies between amounts in these tables and our historical financial statements, readers should rely on our filings with the SEC and financial statements in our most recent earnings release.

•	We intend to periodically review and refine the definition, methodology and appropriateness of each of our supplemental metrics. As a result, metrics are subject to removal and/or change, and such changes could be material.

•	These metrics do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments.

•	Some numbers may not add due to rounding.

	2014				2015				Full Year		Y / Y Growth
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	2014	2015	Q415	2015
Gross Bookings by Segment
Core OTA	$10,811	$11,174	$11,453	$9,431	$12,907	$13,692	$14,091	$13,563	$42,869	$54,252	44%	27%
Egencia	1,310	1,328	1,285	1,226	1,366	1,371	1,302	1,387	5,149	5,427	13%	5%

Total	$12,121	$12,502	$12,738	$10,657	$14,273	$15,063	$15,393	$14,950	$48,018	$59,680	40%	24%
Gross Bookings by Geography
Domestic	$7,427	$7,889	$7,861	$6,432	$8,887	$9,301	$9,584	$9,616	$29,609	$37,388	50%	26%
International	4,693	4,613	4,877	4,226	5,386	5,762	5,809	5,335	18,409	22,292	26%	21%

Total	$12,121	$12,502	$12,738	$10,657	$14,273	$15,063	$15,393	$14,950	$48,018	$59,680	40%	24%
Gross Bookings by Agency/Merchant
Agency	$6,848	$7,003	$6,894	$5,851	$7,737	$8,175	$8,206	$8,430	$26,597	$32,549	44%	22%
Merchant	5,272	5,499	5,844	4,807	6,536	6,888	7,187	6,520	21,422	27,130	36%	27%

Total	$12,121	$12,502	$12,738	$10,657	$14,273	$15,063	$15,393	$14,950	$48,018	$59,680	40%	24%
Revenue by Segment
Core OTA	$1,001	$1,268	$1,477	$1,159	$1,170	$1,463	$1,739	$1,505	$4,905	$5,877	30%	20%
trivago	83	104	139	87	119	143	176	110	414	548	27%	32%
Egencia	100	103	97	100	98	101	94	107	400	400	7%	0%
HomeAway	—	—	—	—	—	—	—	20	—	20	NM	NM
Intercompany Eliminations	(24)	(32)	(49)	(27)	(47)	(52)	(71)	(44)	(133)	(215)	59%	61%

Total	$1,160	$1,443	$1,664	$1,318	$1,340	$1,654	$1,938	$1,699	$5,585	$6,631	29%	19%
Revenue by Geography
Domestic	$642	$789	$888	$728	$768	$910	$1,047	$978	$3,047	$3,703	34%	22%
International	518	654	775	591	572	745	890	721	2,539	2,927	22%	15%

Total	$1,160	$1,443	$1,664	$1,318	$1,340	$1,654	$1,938	$1,699	$5,585	$6,631	29%	19%
Revenue by Type
Agency	$297	$357	$436	$346	$360	$452	$555	$495	$1,438	$1,861	43%	29%
Merchant	766	965	1,090	858	858	1,060	1,222	1,044	3,679	4,185	22%	14%
Advertising & Media	97	120	138	114	121	143	161	139	469	564	22%	20%
HomeAway	—	—	—	—	—	—	—	20	—	20	NM	NM

Total	$1,160	$1,443	$1,664	$1,318	$1,340	$1,654	$1,938	$1,699	$5,585	$6,631	29%	19%
Adjusted EBITDA by Segment
Core OTA	$183	$345	$501	$359	$219	$384	$589	$407	$1,387	$1,600	13%	15%
trivago	(1)	(10)	0	14	5	(9)	(9)	16	4	3	14%	-27%
Egencia	17	18	16	11	20	24	14	10	61	68	-2%	12%
HomeAway	—	—	—	—	—	—	—	4	—	4	NM	NM
Unallocated Overhead Costs	(91)	(101)	(102)	(107)	(109)	(118)	(125)	(158)	(401)	(510)	47%	27%

Total	$108	$252	$415	$277	$135	$281	$469	$280	$1,051	$1,165	1%	11%
Worldwide Hotel (Merchant & Agency)
Room Nights	28.9	37.6	45.1	37.9	38.3	50.6	61.5	52.8	149.5	203.1
Room Night Growth	20%	25%	24%	28%	32%	35%	36%	39%	24%	36%
Domestic Room Night Growth	20%	24%	24%	25%	23%	24%	25%	33%	23%	26%
International Room Night Growth	19%	25%	25%	32%	46%	50%	50%	47%	26%	48%
ADR Growth	3%	4%	4%	0%	-3%	-6%	-6%	-5%	3%	-5%
Revenue per Night Growth	-7%	-1%	-2%	-9%	-13%	-16%	-15%	-11%	-5%	-14%
Revenue Growth	12%	23%	22%	16%	15%	14%	17%	24%	19%	17%
Worldwide Air (Merchant & Agency)
Tickets Sold Growth	32%	30%	34%	26%	17%	26%	31%	70%	30%	35%
Airfare Growth	0%	2%	-2%	-4%	-7%	-12%	-12%	-12%	-1%	-11%
Revenue per Ticket Growth	-2%	-5%	-7%	-5%	-5%	-10%	-9%	-5%	-5%	-7%
Revenue Growth	29%	23%	24%	20%	12%	14%	19%	61%	24%	25%

Notes:

•	The metrics above exclude eLong for all periods presented due to Expedia’s sale of its eLong stake on May 22, 2015.

•	The metrics above include trivago following the acquisition of a controlling interest on March 8, 2013, Travelocity following the strategic marketing agreement launched during the fourth quarter of 2013, as well as the subsequent acquisition of Travelocity on January 23, 2015, Wotif Group following the acquisition on November 13, 2014, AirAsia Expedia following Expedia’s purchase of an additional 25% equity interest in the former joint venture on March 10, 2015, Orbitz Worldwide following the acquisition on September 17, 2015 and HomeAway following the acquisition on December 15, 2015.

•	Advertising & Media Revenue includes revenue from trivago. All trivago revenue is classified as international.

•	Beginning in Q1 2014, Expedia moved to a new Enterprise Accounting System of Record, which caused immaterial changes to some of the metrics above due to remapping.

Notes & Definitions:

Gross Bookings: Total retail value of transactions booked for both agency and merchant transactions, recorded at the time of booking. Bookings include the total price due for travel, including taxes, fees and other charges, and are generally reduced for cancellations and refunds.

Core OTA: Core Online Travel Agencies (“Core OTA”) segment provides a full range of travel and advertising services to our worldwide customers through a variety of brands including: Expedia.com and Hotels.com in the United States and localized Expedia.com and Hotels.com websites throughout the world, Expedia Affiliate Network, Hotwire.com, Travelocity, Venere, Wotif Group, AirAsia Expedia, CarRentals.com, and Classic Vacations. The results of Orbitz Worldwide, with the exception of Orbitz for Business, are included within the Core OTA segment.

trivago: trivago segment generates advertising revenue primarily from sending referrals to online travel companies and travel service providers from its localized hotel metasearch websites.

Egencia: Egencia segment provides managed travel services to corporate customers worldwide. The results of Orbitz for Business are included within the Egencia segment.

HomeAway: HomeAway segment provides a range of travel services for the vacation rental industry through a global portfolio of brands including: HomeAway, VRBO, VacationRentals.com and BedandBreakfsast.com.

Corporate: Includes unallocated corporate expenses.

Worldwide Hotel metrics: Reported on a stayed basis and includes both merchant and agency model hotel stays.

Worldwide Air metrics: Reported on a booked basis and includes both merchant and agency air bookings.

Definitions of Non-GAAP Measures

Expedia, Inc. reports Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, Free Cash Flow and Adjusted Expenses (non-GAAP cost of revenue, non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative) and certain measures excluding eLong, Inc., all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business and on which internal budgets are based. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA, Adjusted Net Income, Adjusted EPS have certain limitations in that they do not take into account the impact of certain expenses to our consolidated statements of operations. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. Adjusted EBITDA, Adjusted Net Income and Adjusted EPS also exclude certain items related to transactional tax matters, which may ultimately be settled in cash, and we urge investors to review the detailed disclosure regarding these matters in the Management Discussion and Analysis, Legal Proceedings sections, as well as the notes to the financial statements, included in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The definition of Adjusted Net Income was revised in the fourth quarters of 2010, 2011 and 2012 and the definition for Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization was revised in the fourth quarter of 2012. The definition of Adjusted Expenses was revised in the first quarter of 2014 and in the second quarter 2015.

Adjusted EBITDA is defined as operating income / (loss) plus: (1) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans; (2) acquisition-related impacts, including (i) amortization of intangible assets and goodwill and intangible asset impairment, (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements; and (iii) upfront consideration paid to settle employee compensation plans of the acquiree; (3) certain infrequently occurring items, including restructuring; (4) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g. hotel and excise taxes), related to court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings; (5) gains (losses) realized on revenue hedging activities that are included in other, net; and (6) depreciation.

The above items are excluded from our Adjusted EBITDA measure because these items are noncash in nature, or because the amount and timing of these items is unpredictable, not driven by core operating results and renders comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA is a useful measure for analysts and investors to evaluate our future on-going performance as this measure allows a more meaningful comparison of our performance and projected cash earnings with our historical results from prior periods and to the results of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments. In addition, we believe that by excluding certain items, such as stock-based compensation and acquisition-related impacts, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced. The definition for Adjusted EBITDA was revised in the fourth quarter of 2012.

Adjusted Net Income generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income/(loss) attributable to Expedia, Inc. plus net of tax: (1) stock-based compensation expense, including compensation expense related to equity plans of certain subsidiaries and equity-method investments; (2) acquisition-related impacts, including (i) amortization of intangible assets, including as part of equity-method investments, and goodwill and intangible asset impairment, (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements, and (iii) upfront consideration paid to settle employee compensation plans of the acquiree and (iv) gains (losses) recognized on noncontrolling investment basis adjustments when we acquire controlling interests; (3) currency gains or losses on U.S. dollar denominated cash or investments held by eLong; (4) certain other infrequently occurring items, including restructuring charges; (5) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g., hotel occupancy and excise taxes), related court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings, including as part of equity method investments; (6) discontinued operations; (7) the noncontrolling interest impact of the aforementioned adjustment items and (8) unrealized gains (losses) on revenue hedging activities that are included in other, net. We believe Adjusted Net Income is useful to investors because it represents Expedia, Inc.’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of certain expenses, infrequently occurring items and items not directly tied to the core operations of our businesses. The definition for adjusted net income was revised in the fourth quarters of 2010, 2011 and 2012.

Adjusted EPS is defined as Adjusted Net Income divided by adjusted weighted average shares outstanding, which include dilution from options per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Net Income and Adjusted EPS have similar limitations as Adjusted EBITDA. In addition, Adjusted Net Income does not include all items that affect our net income / (loss) and net income / (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations.

Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses) exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under applicable stock-based compensation accounting standards as well as depreciation expense. Expedia, Inc. excludes stock-based compensation and depreciation expenses from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting applicable stock-based compensation accounting standards, management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. Exclusion of depreciation expense also allows the year-over-year comparison of expenses on a basis that is consistent with the year-over-year comparison of Adjusted EBITDA. There are certain limitations in using financial measures that do not take into account stock-based compensation and depreciation expense, including the fact that stock-based compensation is a recurring expense and a valued part of employees’ compensation and depreciation expense is also a recurring expense and is a direct result of previous capital investment decisions made by management. Therefore it is important to evaluate both our GAAP and non-GAAP measures. See the Notes to the Consolidated Statements of Operations for stock-based compensation and depreciation expense by line item. In addition, in the second quarter of 2015, we included an adjustment to remove operating expenses related to eLong due to our sale on May 22, 2015.

Expedia, Inc. (excluding eLong). Expedia sold its ownership interest in eLong, Inc. on May 22, 2015. In order to allow comparison with prior periods for the ongoing Expedia businesses, Expedia, Inc. (excluding eLong) gross bookings, revenue, adjusted EBITDA, operating income (loss), adjusted net income (loss), adjusted EPS, Net income (loss) attributable to the Company, Diluted EPS and free cash flow each exclude the impact of eLong.

Tabular Reconciliations for Non-GAAP Measures

Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization)

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
	(In thousands)
Adjusted EBITDA	$279,945	$249,691	$1,103,111	$1,024,788
Depreciation	(95,802)	(70,656)	(336,680)	(265,817)
Amortization of intangible assets	(80,343)	(24,340)	(163,665)	(79,615)
Stock-based compensation	(44,032)	(16,872)	(178,068)	(85,011)
Legal reserves, occupancy tax and other	(1,924)	(2,696)	104,587	(41,539)
Restructuring and related reorganization charges	(19,351)	(25,630)	(72,122)	(25,630)
Realized (gain) loss on revenue hedges	(9,016)	(14,791)	(43,597)	(9,412)

Operating income	29,477	94,706	413,566	517,764
Interest expense, net	(34,135)	(21,874)	(109,500)	(70,801)
Gain on sale of business	—	—	508,810	—
Other, net	(1,275)	15,164	113,086	17,678

Income (loss) before income taxes	(5,933)	87,996	925,962	464,641
Provision for income taxes	(6,953)	(31,717)	(203,214)	(91,691)

Net income (loss)	(12,886)	56,279	722,748	372,950
Net loss attributable to noncontrolling interests	348	9,690	41,717	25,147

Net income (loss) attributable to Expedia, Inc.	$(12,538)	$65,969	$764,465	$398,097

Adjusted Net Income (Loss) & Adjusted EPS

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
	(in thousands, except per share data)
Net income (loss) attributable to Expedia, Inc.	$(12,538)	$65,969	$764,465	$398,097
Amortization of intangible assets	80,343	24,340	163,665	79,615
Stock-based compensation	44,032	16,872	178,068	85,011
Legal reserves, occupancy tax and other	1,924	2,696	(104,587)	41,539
Restructuring and related reorganization charges	19,351	25,630	72,122	25,630
Foreign currency (gain) loss on U.S. dollar cash balances held by eLong	—	(233)	(13)	(249)
Unrealized (gain) loss on revenue hedges	6,505	(845)	3,314	(10,680)
Stock-based compensation as part of equity method investments	—	511	—	730
Gain on sale of asset	—	—	(11,501)	—
Gain on sale of business	—	—	(508,810)	—
Noncontrolling interest basis adjustment	—	(2,783)	(77,400)	(2,783)
Other-than-temporary investment impairment	—	5,666	—	5,666
Provision for income taxes	(27,579)	(21,776)	44,820	(77,388)
Noncontrolling interests	(5,374)	(3,077)	(26,762)	(17,092)

Adjusted Net Income	$106,664	$112,970	$497,381	$528,096

GAAP diluted weighted average shares outstanding	134,128	131,639	134,018	133,168
Additional dilutive securities	4,533	238	260	245

Adjusted weighted average shares outstanding	138,661	131,877	134,278	133,413

Diluted earnings (loss) per share	$(0.09)	$0.50	$5.70	$2.99
Adjusted earnings per share	0.77	0.86	3.70	3.96

Free Cash Flow

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
	(in thousands)
Net cash provided by operating activities	$(173,481)	$(199,843)	$1,368,045	$1,366,959
Less: capital expenditures	(161,602)	(88,709)	(787,041)	(328,387)

Free cash flow	$(335,083)	$(288,552)	$581,004	$1,038,572

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses)

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
	(in thousands)
Cost of revenue	$338,493	$284,253	$1,309,559	$1,179,081
Less: stock-based compensation	(1,721)	(731)	(5,307)	(3,921)
Less: depreciation	(12,753)	(9,838)	(45,451)	(35,392)
Less: eLong(1)	—	(18,534)	(34,358)	(51,738)

Adjusted cost of revenue	$324,019	$255,150	$1,224,443	$1,088,030

Selling and marketing expense	$788,936	$624,214	$3,381,086	$2,808,329
Less: stock-based compensation	(9,274)	(4,269)	(33,164)	(18,067)
Less: depreciation	(4,335)	(2,025)	(11,754)	(7,782)
Less: eLong(1)	—	(33,470)	(54,080)	(120,807)

Adjusted selling and marketing expense	$775,327	$584,450	$3,282,088	$2,661,673

Technology and content expense	$250,570	$181,350	$830,244	$686,154
Less: stock-based compensation	(7,361)	(4,208)	(26,766)	(22,100)
Less: depreciation	(73,320)	(56,372)	(265,100)	(214,262)
Less: eLong(1)	—	(6,048)	(10,072)	(18,439)

Adjusted technology and content expense	$169,889	$114,722	$528,306	$431,353

General and administrative expense	$185,954	$118,789	$573,913	$425,373
Less: stock-based compensation	(22,157)	(7,664)	(80,082)	(40,923)
Less: depreciation	(5,394)	(2,421)	(14,375)	(8,381)
Less: eLong(1)	—	(6,342)	(5,399)	(13,752)

Adjusted general and administrative expense	$158,403	$102,362	$474,057	$362,317

(1)	eLong amount presented without stock-based compensation and depreciation as those are included within the consolidated totals above.

Expedia, Inc. (excluding eLong) measures (gross bookings, revenue, adjusted EBITDA, operating income (loss), adjusted net income (loss), adjusted EPS, Net income (loss) attributable to the Company)

	Expedia (ex-eLong)				eLong			Expedia, Inc.
	Fourth Quarter				Fourth Quarter			Fourth Quarter
Metric	2015	2014	Δ		2015	2014	Δ	2015	2014	Δ
Room night growth	39%	28%	1,149	bps	0%	27%	NM	12%	28%	(1,594	) bps
Gross bookings	$14,950.4	$10,657.4	40%		$—	$649.7	NM	$14,950.4	$11,307.1	32%
Revenue	1,698.6	1,318.5	29%		—	37.5	NM	1,698.6	1,356.0	25%
Adjusted EBITDA	279.9	276.6	1%		—	(26.9)	NM	279.9	249.7	12%
Operating income	29.5	125.0	(76%)		—	(30.3)	NM	29.5	94.7	(69%)
Adjusted net income	106.7	130.8	(18%)		—	(17.8)	NM	106.7	113.0	(6%)
Adjusted EPS	$0.77	$0.99	(22%)		$—	$(0.14)	NM	$0.77	$0.86	(11%)
Net income (loss) attributable to the Company	(12.5)	86.5	(114%)		—	(20.5)	NM	(12.5)	66.0	(119%)
Diluted EPS								$(0.09)	$0.50	(119%)
Free cash flow								(335.1)	(288.6)	16%

	Full Year				Full Year			Full Year
Metric	2015	2014	Δ		2015	2014	Δ	2015	2014	Δ
Room night growth	36%	24%	1,154	bps	(53%)	32%	NM	19%	26%	(635	) bps
Gross bookings	$59,679.5	$48,018.1	24%		$1,150.9	$2,428.7	NM	$60,830.4	$50,446.8	21%
Revenue	6,630.6	5,585.4	19%		41.7	178.1	NM	6,672.3	5,763.5	16%
Adjusted EBITDA	1,165.3	1,051.5	11%		(62.2)	(26.7)	NM	1,103.1	1,024.8	8%
Operating income	499.1	568.6	(12%)		(85.5)	(50.8)	NM	413.6	517.8	(20%)
Adjusted net income	540.2	544.5	(1%)		(42.9)	(16.4)	NM	497.4	528.1	(6%)
Adjusted EPS	$4.02	$4.08	(1%)		$(0.32)	$(0.12)	NM	$3.70	$3.96	(6%)
Net income (loss) attributable to the Company	415.3	425.2	(2%)		349.2	(27.1)	NM	764.5	398.1	92%
Diluted EPS								$5.70	$2.99	91%
Free cash flow								581.0	1,038.6	(44%)

Conference Call

Expedia, Inc. will webcast a conference call to discuss fourth quarter and full year 2015 financial results and certain forward-looking information on Wednesday, February 10, 2016 at 1:30 p.m. Pacific Time (PT). The webcast will be open to the public and available via http://ir.expediainc.com. Expedia, Inc. expects to maintain access to the webcast on the IR website for approximately three months subsequent to the initial broadcast.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management’s expectations as of February 10, 2016 and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “intends” and “expects,” among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income / (loss), earnings per share and other measures of results of operations and the prospects for future growth of Expedia, Inc.’s business.

Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others:

•	an increasingly competitive global environment;

•	our failure to modify to our current business models and practices or adopt new business models or practices in order to compete in a dynamic industry;

•	changes in search engine algorithms and dynamics or other traffic-generating arrangements;

•	our failure to maintain and expand our relationships and contractual agreements with travel suppliers or travel distribution partners;

•	our failure to maintain and expand our brand awareness or increased costs to do so;

•	our failure to adapt to technological developments or industry trends;

•	risks related to our acquisitions, investments or significant commercial arrangements;

•	risks relating to our operations in international markets;

•	our failure to comply with current laws, rules and regulations, or changes to such laws, rules and regulations;

•	adverse application of existing tax or unclaimed property laws, rules or regulations are subject to interpretation by taxing authorities;

•	unfavorable amendment to existing tax laws, rules or regulations or enactment of new unfavorable laws, rules or regulations;

•	adverse outcomes in legal proceedings to which we are a party;

•	declines or disruptions in the travel industry;

•	risks related to payments and fraud;

•	fluctuations in foreign exchange rates;

•	volatility in our stock price;

•	liquidity constraints or our inability to access the capital markets when necessary or desirable;

•	interruption, security breaches and lack of redundancy in our information systems;

•	our failure to comply with governmental regulation and other legal obligations related to our processing, storage, use, disclosure and protection of personal information, payment card information and other consumer data;

•	our failure to retain or motivate key personnel or hire, retain and motivate qualified personnel, including senior management;

•	changes in control of the Company;

•	management and director conflicts of interest;

•	risks related to actions taken by our business partners and third party service providers, including failure to comply with our requirements or standards or the requirements or standards of governmental authorities, or any cessation of their operations;

•	risks related to the failure of counterparties to perform on financial obligations;

•	risks related to our long-term indebtedness, including our failure to effectively operate our businesses due to restrictive covenants in the agreements governing our indebtedness;

•	our failure to protect our intellectual property and proprietary information from copying or use by others, including potential competitors;

as well as other risks detailed in our public filings with the SEC, including our quarterly report on Form 10-K for the year ended December 31, 2015. Except as required by law, we undertake no obligation to update any forward-looking or other statements in this release, whether as a result of new information, future events or otherwise.

About Expedia, Inc.

Expedia, Inc. (NASDAQ: EXPE) is one of the world’s leading travel companies, with an extensive brand portfolio that includes leading online travel brands, such as:

•	Expedia.com®, a leading full service online travel agency with localized sites in 33 countries

•	Hotels.com®, the lodging specialist that offers Hotels.com® Rewards and Secret Prices through its mobile booking apps and localized websites in more than 65 countries

•	Hotwire®, a leading discount travel site that offers Hot Rate® Hotels, Hot Rate® Cars and Hot Rate® Airfares, as well as vacation packages

•	HomeAway®, a global online marketplace for the vacation rental industry, which also includes the VRBO, VacationRentals.com and BedandBreakfast.com brands, among others

•	Orbitz Worldwide, a global travel portfolio including Orbitz, ebookers and CheapTickets brands; and business-to-business offerings including Orbitz Partner Network and Orbitz for Business

•	Travelocity®, a pioneer in online travel and a leading online travel agency in the US and Canada

•	Egencia®, a leading corporate travel management company

•	Venere.com™, an online hotel reservation specialist in Europe

•	trivago®, a leading online hotel search with sites in 55 countries worldwide

•	Wotif Group, a leading portfolio of travel brands operating in the Australia/New Zealand region, including Wotif.com®, Wotif.co.nz, lastminute.com.au®, lastminute.com.nz and travel.com.au®

•	Expedia Local Expert®, a provider of online and in-market concierge services, activities, experiences and ground transportation in hundreds of destinations worldwide

•	Classic Vacations®, a top luxury travel specialist

•	Expedia® CruiseShipCenters®, a provider of exceptional value and expert advice for travelers booking cruises and vacations through its network of over 200 retail travel agency franchises across North America

•	CarRentals.com™, a premier online car rental booking company with localized sites in 13 countries

•	Expedia Affiliate Network (EAN), a global B2B business that powers the hotel business of leading airlines, top consumer brands, online travel agencies and thousands of other partners through its API and template solutions

•	Expedia® Media Solutions, the advertising sales division of Expedia, Inc. that builds media partnerships and enables brand advertisers to target a highly-qualified audience of travel consumers

For corporate and industry news and views, visit us at www.expediainc.com or follow us on Twitter @expediainc.

Trademarks and logos are the property of their respective owners. © 2016 Expedia, Inc. All rights reserved. CST: 2029030-50

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